Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

November 30, 2021

Synalloy Corporation
4510 Cox Road, Suite 201
Richmond, Virginia 23060

Ladies and Gentlemen:

We have acted as counsel to Synalloy Corporation, a Delaware corporation (“Synalloy” or the “Company”), in connection with the issuance by the Company to holders of its common stock, par value $1.00 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on November 29, 2021, non-transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase up to 785,103 shares of Common Stock (the “Rights Shares”), pursuant to the Registration Statement on Form S-3, File No. 333-230447 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a base prospectus dated April 19, 2019 (the Base Prospectus”) and a final prospectus supplement dated November 30, 2021 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the corporate and organizational documents of the Company; (b) certain minutes and records of company proceedings of the Company; and (c) the Registration Statement, including the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  We have relied, to the extent we deemed appropriate and without independent verification, upon (i) statements and representations of officers and other representatives of the Company as to certain factual matters, (ii) certificates or comparable documents of public officials and (iii) factual information we have obtained from such other sources as we have deemed reasonable.

Based on the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

1.          The Subscription Rights have been duly authorized and, when issued as described in the Registration Statement, including the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

2.          The Rights Shares have been duly authorized and, when issued as described in the Registration Statement, including the Prospectus, upon payment of the subscription price therefor in an amount equal to or greater than the par value thereof, will be legally issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other recognized statutory and judicial constraints on enforceability.

CHICAGO LONDON LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, DC	WWW.JENNER.COM

The opinion expressed herein is limited solely to the General Corporation Law of the State of Delaware, as currently in effect.  We express no opinion with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.  This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on November 30, 2021, which will be incorporated by reference in the Registration Statement, and to the references to this firm under the captions “Legal Matters” in the Prospectus Supplement.  In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ JENNER & BLOCK LLP
Jenner & Block LLP